Exhibit 99.1

Asure Software Announces Financial Results
for the 2009 Fiscal Second Quarter

AUSTIN, TX—(MARKET WIRE)—March 12, 2009 — Asure Software (NASDAQ: ASUR), a leading provider of workforce management software, today announced financial results for the 2009 fiscal second quarter, ended January 31, 2009.

Highlights included:

•                  Meeting Room Manager (MRM) Software-as-a-Service (SaaS) bookings increased 119% over Q1 2009.

•                  Overall gross margins increased to 81% in Q2 2009 from 80% in Q1 2009, and from 78% in Q4 2008.

•                  Overall operating expenses decreased by 5% in Q2 2009 versus Q1 2009.

•                  Previously announced plans to privatize the company remain on track.

“Although revenue declined, strong growth in MRM SaaS business in the second quarter convinces us of our continued revenue growth potential,” commented Richard Snyder, Chairman and Chief Executive Officer of Asure Software. “In particular, new MRM SaaS bookings were up 119% over the first quarter, and up 126% year over year. In addition, during Q2 2009, we added nine Fortune 500 customers, processed our ten-millionth paystub with our iEmployee business and consummated our largest SaaS deal to date.”

“Our plans for going private remain on track, with our preliminary proxy filing currently under standard review by the SEC. Completing this process is expected to contribute approximately $1 million annually to the bottom line,” Mr. Snyder concluded.

Additional First-Quarter Highlights

On a sequential basis, Asure’s total revenues declined approximately 13% in Q2 2009, to $2.4 million, from the $2.8 million recorded in Q1 2009.  Compared to Q2 2008 revenues of $2.7 million, the year-over-year decline in quarterly revenues totaled approximately 11%.

Operating expenses declined in Q2 2009 versus Q1 2009 by 5% due to reduced legal expenses relating to the company’s building assignment. By implementing a 10% salary reduction through the balance of the fiscal year and other cost-cutting measures, Asure management expects to reduce Q3 2009 quarterly operating expenses by approximately $300,000.

As of January 31, 2009, the Company had working capital of $7.3 million, and cash, cash equivalents and short-term investments totaling $12.1 million on its balance sheet.

Conference Call Details

Asure Software has scheduled a conference call for today, Thursday, March 12, 2009 at 11:00 a.m. ET (10:00 a.m. CT) to discuss its most recent financial results and outlook.  Participating in the call will be Richard Snyder, Chairman and Chief Executive Officer; Jay Peterson, Chief Financial Officer; and Nancy Harris, Chief Operating Officer.

To take part, please dial 866-700-7173 ten minutes before the conference call begins, ask for the Asure Software event and use passcode 16647848.  International callers should dial 617-213-8838 and reference the same passcode, 16647848.

Investors, analysts, media and the general public will also have the opportunity to listen to the conference call in listen-only mode via the Internet by visiting the investor relations page of Asure’s web site at www.asuresoftware.com.  To monitor the live call, please visit the web site at least 15 minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, an archived replay will be available shortly after the call on the investor relations page of the Company’s web site at www.asuresoftware.com.

About Asure Software

Headquartered in Austin, Texas, Asure Software (ASUR), (a d/b/a of Forgent Networks, Inc.), empowers small to mid-size organizations and divisions of large enterprises to operate more efficiently, increase worker productivity and reduce costs through a comprehensive suite of on-demand workforce management software and services. Asure’s market-leading suite includes products that optimize workforce time and attendance tracking, benefits enrollment and tracking, pay stubs and W2 documentation, expense management, and meeting and event management. With additional offices in Warwick, Rhode Island, Vancouver, British Columbia, and Mumbai, India, Asure serves 3,500 customers around the world. For more information, please visit www.asuresoftware.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Statements in this press release regarding Forgent’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. Such risks and uncertainties could cause actual results to differ from those contained in the forward-looking statements.

Investor contacts:

Jay Peterson

512-437-2476

jay_peterson@asuresoftware.com

Sean Collins, Senior Partner

CCG Investor Relations

310-477-9800, ext. 202

www.ccgir.com

Media contact:

Lisa Flynn

512-437-2678

lisa_flynn@asuresoftware.com

FORGENT NETWORKS, INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per share data)

	JANUARY 31, 2009	JULY 31, 2008
	(UNAUDITED)

ASSETS
Current Assets:
Cash and cash equivalents	$9,056	$12,062
Short-term investments	3,074	2,627
Accounts receivable, net of allowance for doubtful accounts of $56 and $41 at January 31, 2009 and July 31, 2008, respectively	1,528	1,718
Inventory	31	74
Prepaid expenses and other current assets	222	191
Total Current Assets	13,911	16,672

Property and equipment, net	775	907
Intangible assets, net	4,338	4,729
	$19,024	$22,308

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$3,779	$3,778
Accrued compensation and benefits	157	203
Lease impairment and advance	336	373
Other accrued liabilities	455	384
Deferred revenue	1,901	1,844
Total Current Liabilities	6,628	6,582

Long-Term Liabilities:
Deferred revenue	53	25
Lease impairment and advance	375	564
Other long-term obligations	170	217
Total Long-Term Liabilities	598	806

Stockholders’ Equity:
Preferred stock, $.01 par value; 10,000 shares authorized; none issued or outstanding	—	—
Common stock, $.01 par value; 40,000 shares authorized; 32,901 and 32,892 shares issued; 31,111 and 31,102 shares outstanding at January 31, 2009 and July 31, 2008, respectively	329	329
Treasury stock at cost, 1,790 shares at January 31, 2009 and July 31, 2008	(4,815)	(4,815)
Additional paid-in capital	270,712	270,657
Accumulated deficit	(254,292)	(251,214)
Accumulated other comprehensive income	(136)	(37)
Total Stockholders’ Equity	11,798	14,920
	$19,024	$22,308

FORGENT NETWORKS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	FOR THE THREE MONTHS ENDED JANUARY 31,		FOR THE SIX MONTHS ENDED JANUARY 31,
	2009	2008	2009	2008
	(UNAUDITED)		(UNAUDITED)

Revenues	$2,421	$2,734	$5,213	$4,608
Cost of Sales	(469)	(629)	(1,033)	(958)
Gross Margin	1,952	2,105	4,180	3,650

OPERATING EXPENSES:
Selling, general and administrative	3,034	2,962	6,231	5,402
Research and development	525	640	1,086	931
Amortization of intangible assets	149	155	298	191
Total Operating Expenses	3,708	3,757	7,615	6,524

LOSS FROM OPERATIONS	(1,756)	(1,652)	(3,435)	(2,874)

OTHER INCOME AND (EXPENSES):
Interest income	35	195	89	533
Foreign currency translation	(22)	(4)	99	(11)
Gain on sale of assets	250	—	250	—
Interest expense and other	(23)	(16)	(33)	(29)
Total Other Income	240	175	405	493

LOSS FROM OPERATIONS, BEFORE INCOME TAXES	(1,516)	(1,477)	(3,030)	(2,381)
Provision for income taxes	(23)	(7)	(48)	(21)
NET LOSS	$(1,539)	$(1,484)	$(3,078)	$(2,402)

BASIC AND DILUTED LOSS PER SHARE:
Net loss per share — basic and diluted	$(0.05)	$(0.05)	$(0.10)	$(0.08)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	31,110	30,940	31,107	29,017
Diluted	31,110	30,940	31,107	29,017

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